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                        [LETTERHEAD OF INTELLIGROUP LOGO]



FOR IMMEDIATE RELEASE

CONTACT:
Richard Hantke
Director of Investor Relations
(732) 362-2380

        INTELLIGROUP ANNOUNCES CORRECTION TO NAME OF INVESTOR IN PRIVATE
                              PLACEMENT AGREEMENT

EDISON, N.J., September 27, 2004/PRNewswire-FirstCall/ -- Intelligroup, Inc., (NASDAQ: ITIGE), a global provider of strategic IT outsourcing services, today corrects the press release issued by the Company on September 24, 2004. In the September 24, 2004 press release the Company announced that it had entered into a definitive agreement pursuant to which SB Asia Infrastructure Fund, L.P., an affiliate of Softbank Corporation, and Venture Tech Solutions Pvt. Ltd. have agreed to purchase an aggregate of 17,647,058 shares of the Company's common stock in a private placement at a purchase price of $0.85 per share for a total purchase price of $15,000,000. Venture Tech Solutions Pvt. Ltd. was incorrectly identified as a purchaser. Venture Tech Assets Ltd. is the entity that has agreed to purchase shares of the Company's common stock pursuant to the definitive agreement signed on September 24, 2004. As stated in the September 24, 2004 press release, the closing of the private placement is subject to a number of conditions, and there can be no assurance that the private placement will close.

ABOUT INTELLIGROUP

Intelligroup, Inc. is a global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the Company's ability to complete the restatement of its historical financial results, file future periodic reports and complete the private placement, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries.